EXHIBIT 10.2

AMENDMENT NO. 1 TO THE

CREDIT AGREEMENT

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT, dated as of February 25, 2009 (this “Amendment”) among National Semiconductor Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)       The Borrower, the Lenders, the Agent and the other agents party thereto have entered into a Credit Agreement dated as of July 20, 2007 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)       The Borrower and the Requisite Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.   Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)       The definition of “Applicable Margin” in Section 1.1 is amended in full to read as follows from and after the date hereof:

“Applicable Margin” means (a) with respect to LIBO Rate Loans, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin
Level 1 > BBB+/Baa1	2.250%
Level 2 BBB/Baa2	2.375%
Level 3 BBB-/Baa3	2.500%
Level 4 BB+/Ba1	2.750%
Level 5 < BB/Ba2	3.000%

NYDOCS03/878718.8

and (b) with respect to Base Rate Loans, 1.25% lower than the Applicable Margin applicable to LIBO Rate Loans.

(b)       The definition of “Consolidated Adjusted EBITDA” in Section 1.1 is amended to delete immediately before clause (i)(e) the word “and” and add immediately after clause (i)(e) and before the word “minus” the following new clause (i)(f):

and (f) cash restructuring charges and expenses incurred after November 1, 2008 in an amount not to exceed $85,000,000 in the aggregate

(c)	Section 1.1 is amended to add the following definition:

“First Amendment” means that certain Amendment No. 1 to the Credit Agreement, dated as of February 25, 2009, among the Borrower, the Lenders party thereto and the Agent.

(d)       Section 2.11(b) is amended to add immediately after the word “maturity” the following proviso:

; provided that, with respect to the $125,000,000 prepayment contemplated by the First Amendment, such prepayment shall be applied pro rata to the last four Installments such that each such Installment is reduced from $62,500,000 to $31,250,000.

(e)       Section 5.1(g) is amended by deleting the phrase “and (B) such other information” and replacing it with the phrase “, (B) promptly after any Authorized Officer of the Borrower obtains knowledge thereof, notice of any announcement by Moody’s or S&P of any change or possible change in a Public Debt Rating, and (C) such other information”.

(f)	Section 6.2(a) is amended in full to read as follows:

(a)       Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending August 26, 2007, to be less than the correlative ratio indicated:

Fiscal Quarter ending in	Interest Coverage Ratio
May 2009 or earlier	5.00:1.00
August 2009	3.50:1.00
November 2009	2.85:1.00
February 2010	3.00:1.00

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Fiscal Quarter ending in	Interest Coverage Ratio
May 2010	3.50:1.00
August 2010	4.00:1.00
November 2010 or thereafter	5.00:1.00

(g)	Section 6.2(b) is amended in full to read as follows:

(b)       Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending August 26, 2007, to exceed the correlative ratio indicated:

Fiscal Quarter ending in	Leverage Ratio
November 2008 or earlier	2.75:1.00
February 2009	3.00:1.00
May 2009	3.50:1.00
August 2009	4.75:1.00
November 2009	5.25:1.00
February 2010	5.00:1.00
May 2010	4.50:1.00
August 2010	4.00:1.00
November 2010 or thereafter	2.75:1.00

For purposes of calculating the Leverage Ratio on any date, if the Borrower or any of its Subsidiaries shall have made an acquisition during the preceding four Fiscal Quarters, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such preceding four Fiscal Quarter period.

SECTION 2.   Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received (a) counterparts of this Amendment executed by the Borrower and the Requisite Lenders, (b) an irrevocable notice of prepayment of not less than $125,000,000 to be paid to the Lenders in accordance with their respective Pro Rata Shares on a date not later than March 31, 2009 and (c) an amendment fee equal to 0.25% of the Exposure on the date hereof of each Lender that delivers an executed counterpart of this Amendment on or before February 25, 2009, to be paid to each such Lender by the Agent on the date the Agent receives such amendment fee. This Amendment is subject to the provisions of Section 9.5 of the Credit Agreement.

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SECTION 3.   Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)       The Borrower (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and the Credit Documents, as amended hereby, and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b)       The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of the Borrower.

(c)       The execution, delivery and performance by the Borrower of this Amendment, the Credit Documents, as amended hereby, and the consummation of the transactions contemplated by the Credit Documents, as amended hereby, do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (B) the articles of incorporation, as amended, or by-laws, as amended, of the Borrower, or (C) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries; or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof.

(d)       The execution, delivery and performance by the Borrower of this Amendment and the Credit Documents, as amended hereby, and the consummation of the transactions contemplated by the Credit Documents, as amended hereby, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such registrations, consents or approvals which have been obtained on or before the date hereof.

(e)       This Amendment has been duly executed and delivered by the Borrower and each Credit Document, as amended hereby, is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(f)        No event has occurred and is continuing that constitutes an Event of Default or a Default.

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SECTION 4.   Reference to and Effect on the Credit Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)       The Credit Agreement and each of the other Credit Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)       The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

SECTION 5.   Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.2 of the Credit Agreement.

SECTION 6.   Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ Lewis Chew
Lewis Chew
Senior Vice President, Finance and Chief Financial Officer

BANK OF AMERICA, N.A.

as Agent

By:	/s/ Kathleen M. Carry
Kathleen M. Carry
Vice President

BANK OF AMERICA, N.A.

as Agent

By:	/s/ Kevin McMahon
Kevin McMahon
Senior Vice President

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